Exhibit (a)(5)(AA)

Grand Chip Investment GmbH Provides Supplemental Information Regarding its Voluntary Public Takeover Offer of AIXTRON SE

Frankfurt, September 13, 2016 — Grand Chip Investment GmbH, with registered office in Frankfurt am Main, Germany (“Bidder”), today provided supplemental information regarding its voluntary public takeover offer (the “Takeover Offer”) to the shareholders of AIXTRON SE (NASDAQ: AIXG), with registered office in Herzogenrath, Germany (“AIXTRON”), for the acquisition of their no-par value registered shares in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash.

The Bidder provided the following supplemental information:

1.              Mr. Zhendong Liu (“Mr. Liu”), the controlling indirect shareholder of the Bidder, has clarified that he has not made any decisions with respect to whether he, the Bidder or any his other affiliates will purchase additional AIXTRON Shares after the Takeover Offer is completed.

2.              “AIXTRON’s forecast for the fiscal year 2016 current as of the Announcement Date (23 May 2016),” which is referenced in the definition of “Regulatory MAE” contained in Section 4.2.2 of the offer document relating to the Takeover Offer (the “Offer Document’), is disclosed under the heading “Guidance” in AIXTRON’s press release dated 26 April 2016, which is included as Exhibit 99.1 to AIXTRON’s Form 6-K filed with the U.S. Securities and Exchange Commission (the “SEC”)  at 8:26 a.m. local time New York, United States, on 26 April 2016.

Complete terms and conditions of the Takeover Offer can be found in the Offer Document published on the website www.grandchip-aixtron.com. An English translation of the Offer Document is also available on that website. Questions and requests for assistance or copies of the Offer Document, the English Translation of the Offer Document and other Takeover Offer documents may be directed to (i) with respect to the tender of AIXTRON Shares, the German Information Agent and (ii) with respect to the tender of AIXTRON ADSs, the U.S. Information Agent.  Contact information with respect to each of the German Information Agent and the U.S. Information Agent is set forth below.  Copies of any Takeover Offer documents will be furnished promptly upon request at the Bidder’s expense.

Frankfurt am Main, September 13, 2016

Grand Chip Investment GmbH

Mr. Zhendong Liu, Managing Director (Geschäftsführer)

Information Agent Information

The German and U.S. Information Agents for the Takeover Offer are, respectively:

D.F. King Ltd 125 Wood Street London EC2V 7AN Email: aixtronoffer@dfkingltd.com Tel: +49 (0)30 610 820 730	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Email: AIXG@dfking.com Tel: +1-877-478-5043 (toll-free in the United States)

Media

Brunswick Group

Email: aixtronoffer@brunswickgroup.com

Tel: +49 (0) 30 2067 3386

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding whether Mr. Liu, the Bidder or any Mr. Liu’s other affiliates will purchase additional AIXTRON Shares after the Takeover Offer is completed.  These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors, many of which are outside the Bidder’s and its affiliates’ control, that may cause actual results to be materially different from any forward-looking statements.  The Bidder and its affiliates undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, unless expressly required to do so by law.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Important Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Takeover Offer for the outstanding AIXTRON Shares (including AIXTRON Shares represented by ADSs) commenced on July 29, 2016. The terms and conditions of the Takeover Offer are published in, and the solicitation and offer to purchase AIXTRON Shares (including AIXTRON Shares represented by ADSs) are made only pursuant to the Offer Document and related offer materials prepared by the Bidder. The English translation of the Offer Document and related offer materials have been filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO. AIXTRON filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Takeover Offer.

The Tender Offer Statement, including the Offer Document, a related letter of transmittal and other related offer materials, as they may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the Takeover Offer because the Offer Document and certain related documents included in the Tender Offer Statement, and not this press release, govern the terms and conditions of the Takeover Offer.

Those materials and other documents filed by the Bidder or AIXTRON with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the Bidder’s Tender Offer Statement and other documents it has filed or will file with the SEC are or will be available at www.grandchip-aixtron.com.